Loral Space & Communications Inc. Severance Policy
for Corporate Officers

Summary Plan Description/Plan Document

1. General Information

(a) The Loral Space & Communications Inc. Severance Policy for Corporate Officers (the “Plan”) provides eligible employees of Loral Space & Communications Inc. (the “Company”) with severance benefits if they are terminated from employment with the Company for the reasons described herein.

(b) Notwithstanding any other provision of the Plan, the Plan supersedes any and all prior plans, policies, or practices, written or oral, which may have previously applied governing the payment of severance benefits to “Eligible Employees” (as defined below).

(c) The Plan is adopted and effective as of June 14, 2006.

2. Eligibility

(a) You are an “Eligible Employee,” for purposes of this Plan, if (A) you are the Chief Executive Officer of the Company (the “CEO”) or (B) (i) you are a regular, full-time employee of the Company who is the President, Chief Operating Officer, Chief Financial Officer, an Executive Vice President or a Vice President of the Company, (ii) your primary place of employment is the Company’s corporate headquarters located at 600 Third Avenue, New York, NY 10016, (iii) you have been employed by the Company for at least six (6) months, and (iv) you have been designated by the Plan Administrator (as defined below) to be an Eligible Employee and have not thereafter been disqualified by the Plan Administrator; provided, however, that if your terms and conditions of employment are covered by a collective bargaining agreement (unless such agreement provides for participation in the Plan) or you have entered into a written agreement with the Company, or received an offer letter from the Company, that provides for benefits upon termination of employment, and such agreement or offer letter has not expired or lapsed, you shall not be considered an “Eligible Employee” and shall not be eligible to participate in this Plan. No individual other than the CEO shall be eligible to participate in the Plan as an Eligible Employee unless and until such individual meets all of the requirements of sub clauses (i), (ii) and (iii) of clause (B) above and such individual has been designated as an Eligible Employee by the Plan Administrator and not thereafter disqualified. The Plan Administrator shall provide each Eligible Employee other than the CEO with written notice of his/her status as an Eligible Employee and any disqualification from such status thereafter.

(b) You are a “Participant,” for purposes of this Plan, if you are an Eligible Employee whose employment is terminated by the Company without “Cause” (as defined in Section 4 below); provided, however, that you will not be entitled to severance benefits if you:

(i) Are terminated for Cause;

(ii) Voluntarily resign; or

(iii) Cease to be an Eligible Employee due to death, disability or retirement;

(c) Notwithstanding anything in the Plan to the contrary, no Participant will be eligible to receive any severance benefit or payment under the Plan unless and until, prior to the receipt of a severance payment, the Participant executes a general release of all claims against the Company and its subsidiaries and affiliates satisfactory to the Company, and any applicable revocation period described in such release has expired without such Participant having revoked all or a portion of such release.

3. Severance Benefits

(a) Severance Benefit Amounts.

(i) Category I Employees. Subject to Section 3(b) below, in the event a Participant who is a Category I Employee (a “Category I Participant”) becomes entitled to benefits pursuant to Section 2(b), such Category I Participant shall receive a lump sum payment (not subject to Mitigation), within twenty days following such Category I Participant’s termination of employment with the Company, equal to six months Pay. Subject to Section 3(b) below, to the extent that such Category I Participant’s option agreements or other equity award agreements or incentive compensation agreements with the Company provide for less than full vesting upon such termination of employment with the Company, such Category I Participant shall be entitled to accelerated vesting upon such termination of employment of the next full tranche that would have vested on the next vesting date following such termination for all of such Category I Participant’s unvested options and other equity awards and incentive compensation awards; provided, however, that if such Category I Participant becomes entitled to benefits pursuant to Section 2(b) within six months following a Corporate Event, such Category I Participant shall be entitled to accelerated vesting upon such termination of employment of all outstanding unvested options and other equity awards and incentive compensation awards (unless the Plan Administrator, in his or its sole discretion, determines that such termination of employment is not because such Category I Participant’s position with the Company is no longer necessary or is redundant as a result of such Corporate Event). Subject to Section 3(b) below, in the event a Category I Participant is unemployed on the date that is six months following such Category I Participant’s termination of employment with the Company or is employed on such date but at a rate of pay less than such Participant’s rate of pay immediately prior to such termination based on such Category I Participant’s Pay, such Category I Participant shall, for a period of six months thereafter, receive (subject to Mitigation) an amount equal to six months Pay in substantially equal biweekly installments on the Company’s regular payroll dates. Subject to Section 3(b) below, in the event a Category I Participant is unemployed on the date that is twelve months following such Category I Participant’s termination of employment with the Company or is employed on such date but at a rate of pay less than such Category I Participant’s rate of pay immediately prior to such termination based on such Category I Participant’s Base Salary, such Category I Participant shall, for a period of twelve months thereafter, receive (subject to Mitigation) an amount equal to twelve months Base Salary in substantially equal biweekly installments on the Company’s regular payroll dates.

(ii) Category II Employees. Subject to Section 3(b) below, in the event a Participant who is a Category II Employee (a “Category II Participant”) becomes entitled to benefits pursuant to Section 2(b), such Category II Participant shall receive a lump sum payment (not subject to Mitigation), within twenty days following such Category II Participant’s termination of employment with the Company, equal to three months Pay. Subject to Section 3(b) below, to the extent that such Category II Participant becomes entitled to benefits pursuant to Section 2(b), such Category II Participant’s option agreements or other equity award agreements or incentive compensation award agreements with the Company provide for less than full vesting upon such termination of employment with the Company, such Category II Participant shall be entitled to accelerated vesting upon such termination of employment of the next full tranche that would have vested on the next vesting date following such termination for all of such Category II Participant’s unvested options and other equity awards and incentive compensation awards; provided, however, that if such Category II Participant becomes entitled to benefits pursuant to Section 2(b) within six months following a Corporate Event, such Category II Participant shall be entitled to accelerated vesting upon such termination of employment of all outstanding unvested options and other equity awards and incentive compensation awards (unless the Plan Administrator, in his or its sole discretion, determines that such termination of employment is not because such Category II Participant’s position with the Company is no longer necessary or is redundant as a result of such Corporate Event). Subject to Section 3(b) below, in the event a Category II Participant, is unemployed on the date that is three months following such Category II Participant’s termination of employment with the Company or is employed on such date but at a rate of pay less than such Category II Participant’s rate of pay immediately prior to such termination based on such Category II Participant’s Pay, such Category II Participant shall thereafter receive (subject to Mitigation) an amount equal to (A) three months Pay plus (B) two weeks Base Salary for every Year of Service plus (C) one-twelfth (1/12) of two weeks Base Salary for every Month of Service in excess of such Category II Participant’s full Years of Service, subject to a limit of twenty-six Years of Service, in substantially equal biweekly installments on the Company’s regular payroll dates for the number of biweekly pay periods derived by dividing the sum of (A), (B) and (C) by such Category II Participant’s biweekly Base Salary. Any fractional number resulting from such calculation shall be rounded up to the nearest whole number.

(b) Discretionary Severance Option. Notwithstanding Section 3(a) above, in the event any Participant becomes entitled to severance benefits pursuant to Section 2(b), the Plan Administrator, in his or its sole discretion, may offer such Participant an alternative severance benefit in lieu of the severance benefit set forth in Section 3(a) above. In that event, the Participant will have a choice between the severance benefits set forth in Section 3(a) and the alternative severance benefit offered under this Section 3(b).

(c) Taxes on Severance Pay. The severance benefits pursuant to this Section 3 are considered taxable income. All appropriate federal, state and local taxes will be withheld from all severance benefits.

(d) Severance Benefit Offsets. Notwithstanding anything herein to the contrary, the amount of the severance benefit which any Participant is entitled to receive under the Plan shall be the amount calculated in accordance with this Section 3 of the Plan, less all amounts, if any, which such Participant is entitled to receive as a result of the circumstances of his or her termination under the Federal Worker Adjustment and Retraining Notification Act (Pub. L. 100-379) and other similar federal, state or local statute. Each Participant shall be obligated to cooperate with and respond to the Company’s requests for documentation, at any time such Participant is subject to Mitigation, relating to any Compensation then earned by such Participant.

(e) Forfeiture of Severance Benefits. If the Plan Administrator determines, in its sole discretion, after the commencement of severance benefits hereunder to any Participant that (A) the Company had Cause to terminate such Participant’s employment with the Company prior to actual termination, (B) such Participant has failed to cooperate or respond to the Company’s request for documentation relating to Compensation earned by such Participant, as required by Section 3(d), or has falsely responded or (C) following termination of employment, such Participant acts in a manner detrimental to the best interest of the Company in any material respect, all rights to receive further severance benefits will be forfeited.

(f) Continuation of Benefits in the Event of Death. In the event a Participant dies after termination of employment with the Company but prior to receipt of his or her entire severance benefit, the remaining portion of such severance benefit shall continue to be paid, in the same form as it was scheduled to be paid prior to death, to the Participant’s spouse, or if the Participant is not married on the date of death, in a lump sum to the Participant’s estate.

4. Definitions. For purposes of the Plan, the following definitions shall apply:

(a) “Base Salary” with respect to any Participant, means such Participant’s annual base salary in effect immediately prior to such Participant’s termination of employment with the Company.

(b) “Break in Service” for any Participant shall mean the termination of such Participant’s full-time employment with the Company followed by such Participant’s re-employment with the Company on a full-time basis.

(c) “Category I Employees” shall consist of any Eligible Employee who is the CEO, President, Chief Operating Officer, Chief Financial Officer, or an Executive Vice President of the Company.

(d) “Category II Employees” shall consist of any Eligible Employee with the title of Vice President.

(e) “Cause” shall have the meaning set forth in the Company’s 2005 Stock Incentive Plan or any successor thereto. The determination of whether any conduct, action or failure to act on the part of any Eligible Employee constitutes Cause shall be made by the Plan Administrator in his or its sole discretion.

(f) “Compensation” means compensation income derived from rendering services.

(g) “Corporate Event” means (i) a Change in Control (as defined in the Company’s 2005 Stock Incentive Plan), (ii) a New Skynet Sale Event (as defined in the Company’s 2005 Stock Incentive Plan), (iii) a New SS/L Sale Event (as defined in the Company’s 2005 Stock Incentive Plan), (iv) the merger, consolidation or other business combination of the Company, Loral Skynet Corporation (“Skynet”), Space Systems/Loral, Inc. (“SS/L”) or any of their subsidiaries with another entity or (v) the acquisition by the Company, Skynet, SS/L or any of their subsidiaries of all or substantially all of the stock or assets of another entity.

(h) “Employment” means the state of being an employee, consultant, sole proprietor, director or any other position (including self employment) through which a Participant receives Compensation.

(i) “Mitigation” means the reduction of any severance benefits to which a Participant is entitled to pursuant to Section 3 herein by an amount equal to the Compensation then being received by such Participant from Employment with any entity other than the Company.

(j) “Month” shall mean a period of 30 days.

(k) “Months of Service” shall mean a Participant’s completed full Months of full-time employment with the Company. For purposes of this definition, a Participant will receive credit for an additional full Month of Service in excess of the number of full Months (of 30 days each) of full-time employment with the Company to the extent he or she has at least an additional 16 days of full-time employment with the Company.

(l) “Pay” with respect to any Participant means the sum of (x) the Participant’s Base Salary plus (y) the average of the annual incentive bonus compensation paid to the Participant in the two years immediately prior to the year of such Participant’s termination of employment with the Company.

(m) “Prior Employment” for any Participant shall mean full-time employment with the Company prior to one or more Breaks in Service for such Participant.

(n) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(o) “Year” shall mean a year consisting of 365 days (or 366 days for leap years) (for example, an employee who is hired on September 7 and remains employed until the following September 7 shall receive credit for a full Year, regardless of whether such service spans a leap year).

(p) “Years of Service” shall mean a Participant’s completed full Years of full-time employment with the Company measured from his/her date of hire by the Company.

5. Administrative Information

(a) Plan Name. The full name of the Plan is the Loral Space & Communications Inc. Severance Policy for Corporate Officers.

(b) Plan’s Sponsor. The Plan is sponsored by Loral Space & Communications Inc., 600 Third Avenue, New York, NY 10016, (212) 697-1105.

(c) Employer Identification Number. The employer identification number (EIN) assigned by the Internal Revenue Service to the Plan Sponsor is 87-0748324.

(d) Type of Plan and Funding. The Plan is a severance plan for the benefit of employees of the Company who are members of a select group of management or highly compensated employees. The benefits provided under the Plan are paid from the Company’s general assets. No fund has been established for the payment of Plan benefits. No contributions are required under the Plan.

(e) Plan Administrator.

(i) The Plan shall be administered by the CEO, provided, that, with respect to the CEO, the Plan shall be administered by Compensation Committee of the Board of Directors of the Company (the “Compenstion Committee”). The term “Plan Administrator” shall refer to the CEO or the Compensation Committee, as applicable.

(ii) The Plan Administrator has full responsibility for the operation of the Plan. No supervisor or other officers of the Company are authorized to interpret provisions of the Plan or make representations which are contrary to the provisions of the Plan document as interpreted by the Plan Administrator. All correspondence and requests for information should be directed as follows: Loral Space & Communications Inc., Plan Administrator, Loral Space & Communications Inc. Severance Policy for Corporate Officers, 600 Third Avenue, New York, NY 10016, (212) 697-1105.

(iii) Subject to the express provisions of this Plan, the Plan Administrator shall have sole authority to interpret the Plan (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Plan; provided, however that the Plan Administrator shall have absolute discretion to determine whether, and the extent to which, a Participant’s Prior Employment shall be considered in determining such Participant’s Years of Service or Months of Service and such determination may be different for different Participants under similar or different circumstances. All determinations and interpretations of the Plan Administrator shall be final, binding and conclusive as to all persons.

(f) Agent for Service of Process. Should it ever be necessary, legal process may be served on the Plan Administrator at: Loral Space & Communications Inc., 600 Third Avenue, New York, NY 10016, Attn: General Counsel.

(g) Type of Administration. The Plan is administered by Loral Space & Communications Inc.

(h) Plan Year. January 1 — December 31.

6. Plan Amendment or Termination. The Company reserves the right, in its sole and absolute discretion to amend or terminate, in whole or in part, any or all of the provisions of the Plan, including an amendment that reduces or eliminates the benefits hereunder, by action of the Board of Directors of the Company (the “Board”) (or a duly authorized committee thereof) at any time; provided, however, that, following a Change in Control of the Company, as defined in the Company’s 2005 Stock Incentive Plan, no termination or amendment of the Plan that negatively impacts the rights or benefits of any Eligible Employee or Participant hereunder shall be effective as to such Eligible Employee or Participant and no Eligible Employee may be disqualified without such Eligible Employee’s or Participant’s consent thereto; and further provided, however, that any termination or amendment of the Plan, however, shall not negatively affect the severance benefits payable under the Plan to any Participant whose termination date has occurred prior to the date of the amendment or termination of the Plan without such Participant’s consent.

7. Other Important Plan Information

(a) Employment Rights Not Implied. Participation in the Plan does not give any Eligible Employee the right to be retained in the employ of the Company, nor does it guarantee any right to claim any benefit except as outlined in the Plan.

(b) Governing Law. This Plan shall be construed and interpreted in accordance with ERISA, to the extent applicable, and the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

(c) No Liability. No director, officer, agent or employee of the Company shall be personally liable in the event the Company is unable to make any payments under the Plan due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent. In addition, neither the Plan Administrator nor any employee, officer or director of the Company shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith or gross negligence.

(d) Section 409A Compliance. To the extent that any payments or benefits provided hereunder are considered deferred compensation subject to Section 409A, the Company intends for this Plan to comply with the standards for nonqualified deferred compensation established by Section 409A (the “409A Standards”). To the extent that any terms of the Plan would subject Participants to gross income inclusion, interest or an additional tax pursuant to Section 409A, those terms are to that extent superseded by the 409A Standards. The Company reserves the right to amend the Plan to ensure that benefits hereunder comply with or are exempt from Section 409A. Notwithstanding any provision herein to the contrary, any payment otherwise required to be made hereunder to a Participant at any date as a result of the termination of the Participant’s employment shall be delayed for such period of time as may be necessary to satisfy Section 409A(a)(2)(B)(i). On the earliest date on which such delayed payments can be made without violating the requirements of section 409A(a)(2)(B)(i), there shall be paid to the Participant, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

8. Claims Appeal Procedure

The following information is intended to comply with the requirements of ERISA and provides the procedures an Eligible Employee may follow if he or she disagrees with any decision about eligibility for Plan payments. The determination by the Plan Administrator as to whether any person is an Eligible Employee is final and binding and is not subject to review.

(a) An Eligible Employee will be informed as to whether or not he/she will be a Participant under the Plan, and thereby entitled to benefits under the Plan, on or before the last day worked. Eligible Employees who believe they are entitled to benefits under the Plan and do not receive notice of their status as a Participant, or who have questions about the amounts they receive, must write to the Plan Administrator within thirty (30) days of the date of their respective termination.

(b) If the Plan Administrator denies an Eligible Employee’s claim for benefits under the Plan, the Eligible Employee will be sent a letter within ninety (90) days (in special cases, more than 90 days may be needed and you will be notified if this is the case) explaining:

(i) the specific reason or reasons for the denial;

(ii) the specific provisions on which the denial is based;

(iii) any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the Plan’s claim review procedure.

(c) If payment is denied or the Eligible Employee disagrees with the amount of the payment, he or she may file a written request for review within sixty (60) days after receipt of such denial. This request should be filed with the Plan Administrator. The letter which constitutes the filing of an appeal should ask for a review and include the reasons why the Eligible Employee believes the claim was improperly denied, as well as any other appropriate data, questions, or comments. In addition, an Eligible Employee is entitled to:

(i) review documents pertinent to his or her claim at such reasonable time and location as shall be mutually agreeable to the Eligible Employee and the Plan Administrator; and

(ii) submit issues and comments in writing to the Plan Administrator relating to his or its review of the claim.

(d) A final decision will normally be reached within sixty (60) days, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible. The Eligible Employee will receive a written notice of the decision on the appeal, indicating the specific reasons for the decision as well as specific references to the Plan provisions on which the decision is based.

9. The Plan Supersedes All Prior Severance Arrangements. Except as expressly provided in a written employment or other agreement or written offer letter between the Company and an individual, the Plan and the Loral Space & Communications Inc. Severance Policy for Corporate Office Employees (the “Severance Policies”) represent the only policies, plans, arrangements or practices providing severance benefits upon termination of employment and the Severance Policies supersede all prior written or oral policies, plans, arrangements or practices providing severance benefits upon termination of employment.